    WORLD MONITOR TRUST--
    SERIES B
    MONTHLY REPORT/
    NOVEMBER 24, 2000

         WORLD MONITOR TRUST--SERIES B
-------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from October 28, 2000 to November 24, 2000 for the World Monitor Trust--Series B ('Series B'). The net asset value of an interest as of November 24, 2000 was $102.22, an increase of 8.98% from the October 27, 2000 value of $93.80. The year-to-date return for Series B was a decrease of 15.96% as of November 24, 2000.

The estimated net asset value per interest as of December 14, 2000 was $112.49. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -----------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from October 28, 2000 to
  November 24, 2000
Revenues:
Realized loss on commodity
  transactions.....................   $   (37,551)
Change in unrealized commodity
  positions........................     1,338,090
Interest income....................        74,653
                                      -----------
                                        1,375,192
                                      -----------
Expenses:
Commissions........................        87,111
Management fee.....................        22,447
                                      -----------
                                          109,558
                                      -----------
Net gain...........................   $ 1,265,634
                                      -----------
                                      -----------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from October 28, 2000 to
  November 24, 2000

                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning of period
  (154,006.741
  interests)...............  $14,445,987   $ 93.80
Contributions..............       17,246
Net gain...................    1,265,634
Redemptions................     (505,163)
                             -----------
Net asset value at end of
  period (148,929.195
  interests)...............  $15,223,704    102.22
                             -----------
                             -----------
                                           -------
Change in net asset
  value per interest....................   $  8.42
                                           -------
                                           -------
Percentage change.......................      8.98%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 ----------------------
                                 by: Barbara J. Brooks
                                 Chief Financial Officer